Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President,
Finance/Administration	and Chief Financial Officer
Lowell, Arkansas 72745	(479) 820-8363
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS EARNINGS FOR THE SECOND QUARTER 2019

■	Second Quarter 2019 Revenue:	$2.26 billion; up 6%
■	Second Quarter 2019 Operating Income:	$193.1 million; down 10%
■	Second Quarter 2019 EPS:	$1.23 vs. $1.37

LOWELL, Ark., July 15, 2019 - J.B. Hunt Transport Services, Inc., (NASDAQ: JBHT) announced second quarter 2019 net earnings of $133.6 million, or diluted earnings per share of $1.23 vs. second quarter 2018 net earnings of $151.7 million, or $1.37 per diluted share.

Total operating revenue for the current quarter was $2.26 billion, compared with $2.14 billion for the second quarter 2018, an increase of 6%. Current quarter total operating revenue, excluding fuel surcharges, increased 6.5% vs. the comparable quarter 2018. Revenue growth was driven primarily by a 19% increase in revenue producing trucks and an 8% increase in truck productivity in Dedicated Contract Services (DCS), but partially offset by an 8% decline in volume in Intermodal (JBI), a 7% decline in volume in Integrated Capacity Solutions (ICS), and fewer tractors operating in Truck (JBT) compared to prior year.

The amount of ICS operating revenue executed through Marketplace for J.B. Hunt 360° increased to $222 million from $137 million in second quarter 2018. JBI executed approximately $41 million of third-party dray cost and JBT executed approximately $5 million of its independent contractor costs through the platform during this quarter.

Operating income for the current quarter totaled $193.1 million versus $214.8 million for the second quarter 2018. The benefits of customer rate increases and increases in revenue producing truck counts were partially offset by increases in insurance and claims costs (particularly a $20.0 million pre-tax charge, $0.14 per diluted share, in settlement of a DCS Final Mile claim), increases in rail purchased transportation costs, start-up costs associated with expansion and integration of DCS Final Mile network, higher driver wages and recruiting costs, increased technology costs for modernization and further development of J.B. Hunt 360°, and increased facility costs all compared to the same period 2018.

Interest expense in the current quarter increased due to higher debt levels compared to the same period last year. The effective income tax rate for the quarter was 25% versus 26.0% for the second quarter 2018.

Segment Information:

Intermodal (JBI)

■	Second Quarter 2019 Segment Revenue:	$1.15 billion; down 1%
■	Second Quarter 2019 Operating Income:	$124.4 million; down 7%

JBI load volumes declined 8% over the same period in 2018. Transcontinental loads decreased approximately 5% and Eastern network volumes declined 11% from second quarter 2018. A softer freight market limited the ability to offset rail network rationalization effects in the Eastern network though loads per workday trends improved throughout the quarter particularly in the Transcontinental network. Revenue decreased 1% reflecting the 8% volume decline and an approximate 7% increase in revenue per load, which is the combination of customer rate changes, fuel surcharges, and freight mix. Revenue per load excluding fuel surcharge revenue increased 8% from second quarter 2018.

Operating income decreased 7% from prior year. Benefits from customer rate increases were offset by the volume decline, higher rail purchased transportation costs, higher driver pay, retention and recruiting costs, increased technology modernization costs, and increased equipment and facilities ownership costs. The current period ended with approximately 96,700 units of trailing capacity and 5,640 power units assigned to the dray fleet.

Dedicated Contract Services (DCS)

■	Second Quarter 2019 Segment Revenue:	$680 million; up 28%
■	Second Quarter 2019 Operating Income:	$60.5 million; up 3%

DCS revenue increased 28% during the current quarter over the same period in 2018. Productivity, defined as revenue per truck per week, increased approximately 8% vs. 2018. Productivity excluding fuel surcharges increased approximately 9% over a year ago primarily from customer rate increases, improved integration of assets between customer accounts, and increased customer supply chain fluidity. Included in the DCS revenue growth, Final Mile Services (FMS) recorded an increase in revenue of $49 million (primarily from the February 2019 acquisition) compared to second quarter 2018. A net additional 1,755 revenue producing trucks, 259 net additions compared to first quarter 2019, were in the fleet by the end of the quarter compared to prior year. Approximately 44% of these additions represent private fleet conversions and 8% represent FMS versus traditional dedicated capacity fleets. Customer retention rates remain above 98%.

Operating income increased 3% over the prior year quarter. Benefits from increased productivity, additional trucks under contract, and a $4.3 million reduction in salaries and wages accruals were partially offset by increased insurance and claims costs (primarily a $20.0 million pre-tax charge to settle a Final Mile claim), increased technology and facilities costs in the expanding FMS network, increased driver wages and recruiting costs, and an incremental $1.7 million in non-cash amortization expense attributable to the February 2019 acquisition compared to second quarter 2018.

Integrated Capacity Solutions (ICS)

■	Second Quarter 2019 Segment Revenue:	$334 million; down 4%
■	Second Quarter 2019 Operating Loss:	$(0.6) million; down 104%

ICS revenue was down 4% compared to the second quarter 2018. Volumes decreased 7% while revenue per load increased approximately 4%, primarily due to customer freight mix. Higher contractual truckload volume was offset by a 33% decrease in less-than-truckload shipments and weaker spot market activity compared to second quarter 2018. Contractual volumes represented approximately 68% of total load volume and 55% of total revenue compared to 68% and 45%, respectively, in second quarter 2018. Of the total reported ICS revenue, $222 million was executed through Marketplace for J.B. Hunt 360° compared to $137 million in second quarter 2018.

Operating income decreased approximately 104% from the same period 2018 primarily from lower gross profit margin, higher personnel costs, increased digital marketing costs, and higher technology development costs as investments continue to be made to expand capacity and functionality of Marketplace for J.B. Hunt 360°. Gross profit margins decreased to 13.4% in the current quarter versus 14.8% in the same period last year due to weaker spot market activity and lower contractual rates on committed business. The carrier base increased 26% and the employee count increased 15% from a year ago.

Truck (JBT)

■	Second Quarter 2019 Segment Revenue:	$99.6 million; down 2%
■	Second Quarter 2019 Operating Income:	$8.9 million; up 19%

JBT revenue decreased 2% from the same period in 2018. Revenue excluding fuel surcharges was flat compared to second quarter 2018 on flat load count. Revenue per load excluding fuel surcharges was up approximately 1% from a 4% increase in rates per loaded mile and a 3% decrease in length of haul compared to the same period in 2018. At the end of the period, JBT operated 1,879 tractors compared to 1,976 a year ago.

Operating income increased 19% compared to the same quarter 2018. The benefits from lower equipment ownership costs and decreased non-driver personnel expense were partially offset by higher driver and independent contractor costs per mile compared to the second quarter 2018.

Cash Flow and Capitalization:

At June 30, 2019, we had approximately $1.4 billion outstanding on various debt instruments compared to $1.0 billion at June 30, 2018 and $1.15 billion at December 31, 2018.

Our net capital expenditures for the six months ended June 30, 2019 approximated $475 million compared to $354 million for the same period 2018. At June 30, 2019, we had cash and cash equivalents of $6.9 million.

We purchased approximately 1.98 million shares of our common stock during the second quarter 2019 for approximately $190 million. At June 30, 2019, we had approximately $181 million remaining under our share repurchase authorization. Actual shares outstanding at June 30, 2019 approximated 106.8 million.

Conference Call Information:

The Company will hold a conference call today at 4:00 – 5:00 pm CST to discuss the quarterly earnings. The call-in number for participants is (877) 369-5230, access code: 0620659##. A replay of the call will be posted on its website later this evening.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2018. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30
	2019		2018
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,996,266		$1,874,388
Fuel surcharge revenues	265,381		264,639
Total operating revenues	2,261,647	100.0%	2,139,027	100.0%

Operating expenses
Rents and purchased transportation	1,086,416	48.0%	1,073,164	50.2%
Salaries, wages and employee benefits	535,147	23.7%	465,326	21.8%
Depreciation and amortization	123,995	5.5%	107,423	5.0%
Fuel and fuel taxes	118,037	5.2%	115,541	5.4%
Operating supplies and expenses	84,264	3.7%	76,446	3.6%
General and administrative expenses, net of asset dispositions	46,539	2.1%	37,306	1.7%
Insurance and claims	52,013	2.3%	28,371	1.3%
Operating taxes and licenses	13,565	0.6%	12,234	0.6%
Communication and utilities	8,578	0.4%	8,404	0.4%
Total operating expenses	2,068,554	91.5%	1,924,215	90.0%
Operating income	193,093	8.5%	214,812	10.0%
Net interest expense	14,763	0.6%	9,855	0.4%
Earnings before income taxes	178,330	7.9%	204,957	9.6%
Income taxes	44,697	2.0%	53,305	2.5%
Net earnings	$133,633	5.9%	$151,652	7.1%
Average diluted shares outstanding	108,373		110,682
Diluted earnings per share	$1.23		$1.37

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Six Months Ended June 30
	2019		2018
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$3,851,608		$3,587,321
Fuel surcharge revenues	499,666		499,951
Total operating revenues	4,351,274	100.0%	4,087,272	100.0%

Operating expenses
Rents and purchased transportation	2,086,305	47.9%	2,038,057	49.9%
Salaries, wages and employee benefits	1,051,472	24.2%	915,592	22.4%
Depreciation and amortization	243,924	5.6%	213,006	5.2%
Fuel and fuel taxes	230,162	5.3%	223,422	5.5%
Operating supplies and expenses	162,436	3.7%	147,126	3.6%
General and administrative expenses, net of asset dispositions	91,578	2.1%	69,630	1.6%
Insurance and claims	81,007	1.9%	56,870	1.4%
Operating taxes and licenses	26,725	0.6%	23,822	0.6%
Communication and utilities	16,777	0.4%	16,153	0.4%
Total operating expenses	3,990,386	91.7%	3,703,678	90.6%
Operating income	360,888	8.3%	383,594	9.4%
Net interest expense	27,796	0.6%	19,008	0.5%
Earnings before income taxes	333,092	7.7%	364,586	8.9%
Income taxes	79,858	1.9%	94,792	2.3%
Net earnings	$253,234	5.8%	$269,794	6.6%
Average diluted shares outstanding	109,015		110,771
Diluted earnings per share	$2.32		$2.44

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended June 30
	2019		2018
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,149,723	51%	$1,164,508	54%
Dedicated	679,871	30%	529,982	25%
Integrated Capacity Solutions	334,267	15%	347,295	16%
Truck	99,627	4%	101,241	5%
Subtotal	2,263,488	100%	2,143,026	100%
Intersegment eliminations	(1,841)	(0%)	(3,999)	(0%)
Consolidated revenue	$2,261,647	100%	$2,139,027	100%

Operating income

Intermodal	$124,357	64%	$133,993	62%
Dedicated	60,489	31%	58,452	27%
Integrated Capacity Solutions	(570)	(0%)	14,934	7%
Truck	8,889	5%	7,484	4%
Other (1)	(72)	(0%)	(51)	(0%)
Operating income	$193,093	100%	$214,812	100%

	Six Months Ended June 30
	2019		2018
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$2,237,822	51%	$2,234,772	54%
Dedicated	1,281,783	29%	1,024,462	25%
Integrated Capacity Solutions	635,078	15%	643,400	16%
Truck	201,479	5%	193,959	5%
Subtotal	4,356,162	100%	4,096,593	100%
Intersegment eliminations	(4,888)	(0%)	(9,321)	(0%)
Consolidated revenue	$4,351,274	100%	$4,087,272	100%

Operating income

Intermodal	$227,674	63%	$248,235	65%
Dedicated	110,734	31%	99,013	26%
Integrated Capacity Solutions	6,395	2%	23,810	6%
Truck	16,128	4%	12,614	3%
Other (1)	(43)	(0%)	(78)	(0%)
Operating income	$360,888	100%	$383,594	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended June 30
	2019	2018

Intermodal

Loads	480,938	520,341
Average length of haul	1,660	1,634
Revenue per load	$2,391	$2,238
Average tractors during the period *	5,652	5,496

Tractors (end of period)
Company-owned	4,969	4,873
Independent contractor	668	666
Total tractors	5,637	5,539

Net change in trailing equipment during the period	847	1,082
Trailing equipment (end of period)	96,659	90,575
Average effective trailing equipment usage	82,367	86,451

Dedicated

Loads	915,033	731,137
Average length of haul	169	179
Revenue per truck per week**	$4,915	$4,565
Average trucks during the period***	10,710	8,973

Trucks (end of period)
Company-owned	10,311	8,526
Independent contractor	41	57
Customer-owned (Dedicated operated)	462	476
Total trucks	10,814	9,059

Trailing equipment (end of period)	27,882	25,501
Average effective trailing equipment usage	28,357	26,540

Integrated Capacity Solutions

Loads	306,817	331,278
Revenue per load	$1,089	$1,048
Gross profit margin	13.4%	14.8%
Employee count (end of period)	1,198	1,043
Approximate number of third-party carriers (end of period)	80,000	63,500
Marketplace for J.B. Hunt 360°:
Approximate carrier tractor count (end of period)	600,600	412,100
Revenue (millions)	$222.4	$136.8

Truck

Loads	87,994	88,301
Average length of haul	418	433
Loaded miles (000)	36,744	38,221
Total miles (000)	45,155	45,468
Average nonpaid empty miles per load	95.6	82.1
Revenue per tractor per week**	$3,940	$3,935
Average tractors during the period *	1,973	2,003

Tractors (end of period)
Company-owned	946	1,262
Independent contractor	933	714
Total tractors	1,879	1,976

Trailers (end of period)	6,829	6,928
Average effective trailing equipment usage	6,580	6,497

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Six Months Ended June 30
	2019	2018

Intermodal

Loads	940,862	1,016,105
Average length of haul	1,656	1,648
Revenue per load	$2,378	$2,199
Average tractors during the period *	5,656	5,495

Tractors (end of period)
Company-owned	4,969	4,873
Independent contractor	668	666
Total tractors	5,637	5,539

Net change in trailing equipment during the period	1,757	1,965
Trailing equipment (end of period)	96,659	90,575
Average effective trailing equipment usage	82,798	86,858

Dedicated

Loads	1,740,207	1,419,487
Average length of haul	171	180
Revenue per truck per week**	$4,757	$4,453
Average trucks during the period***	10,522	8,906

Trucks (end of period)
Company-owned	10,311	8,526
Independent contractor	41	57
Customer-owned (Dedicated operated)	462	476
Total trucks	10,814	9,059

Trailing equipment (end of period)	27,882	25,501
Average effective trailing equipment usage	27,977	26,804

Integrated Capacity Solutions

Loads	595,750	582,799
Revenue per load	$1,066	$1,104
Gross profit margin	14.9%	14.6%
Employee count (end of period)	1,198	1,043
Approximate number of third-party carriers (end of period)	80,000	63,500
Marketplace for J.B. Hunt 360°:
Approximate carrier tractor count (end of period)	600,600	412,100
Revenue (millions)	$408.9	$233.2

Truck

Loads	172,922	169,800
Average length of haul	427	443
Loaded miles (000)	73,712	75,146
Total miles (000)	90,852	89,313
Average nonpaid empty miles per load	99.3	83.5
Revenue per tractor per week**	$3,913	$3,857
Average tractors during the period*	2,024	1,973

Tractors (end of period)
Company-owned	946	1,262
Independent contractor	933	714
Total tractors	1,879	1,976

Trailers (end of period)	6,829	6,928
Average effective trailing equipment usage	6,583	6,529

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$6,875	$7,600
Accounts Receivable, net	1,040,153	1,051,698
Prepaid expenses and other, net	337,336	443,683
Total current assets	1,384,364	1,502,981
Property and equipment	5,635,867	5,329,243
Less accumulated depreciation	1,957,782	1,884,132
Net property and equipment	3,678,085	3,445,111
Other assets, net	358,290	143,555
	$5,420,739	$5,091,647

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$-	$250,706
Trade accounts payable	640,324	709,736
Claims accruals	277,669	275,139
Accrued payroll	59,282	80,922
Other accrued expenses	84,247	35,845
Total current liabilities	1,061,522	1,352,348

Long-term debt	1,372,143	898,398
Other long-term liabilities	175,656	96,056
Deferred income taxes	676,062	643,461
Stockholders' equity	2,135,356	2,101,384
	$5,420,739	$5,091,647

Supplemental Data
(unaudited)

	June 30, 2019	December 31, 2018

Actual shares outstanding at end of period (000)	106,768	108,711

Book value per actual share outstanding at end of period	$20.00	$19.33

	Six Months Ended June 30
	2019	2018

Net cash provided by operating activities (000)	$606,661	$529,033

Net capital expenditures (000)	$475,331	$354,131